CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement (No. 333-122710) of Wherify Wireless, Inc., on Form SB-2 of our reports dated August 24, 2005 for Wherify Wireless, Inc. for the year ended June 30, 2005, and for Wherify California, Inc. for the year ended June 30, 2005, appearing in this Registration Statement. We also consent to the reference to us under the heading "Experts" in this Registration Statement.

Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas

December 9, 2005

Registered Public Company Accounting Oversight Board
American Institute of Certified Public Accountants, SEC Practice Section
Texas Society of Certified Public Accountants

2925 Briarpark, Suite 930 | Houston, TX 77042
(713) 266-0530 - voice | (713) 266-1815 - fax | www.malone-bailey.com